August 18, 2005




Ms. Laura E. Ristvedt
Principal Financial Officer
Southern Management Group, LLC
4011 Armory Oaks Dr.
Nashville, TN 37204

	RE:	Southeast Acquisitions II, L.P.
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 31, 2005
		Form 10-Q for the quarterly period ended March 31, 2005
		File No. 0-17680

Dear Ms. Ristvedt:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Daniel L. Gordon
      Branch Chief